Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of XTI Aerospace, Inc. on Forms S-3 [File No. 333-292760] and [File No. 333-289194]; Forms S-1 [File No. 333-287989]; [File No. 333-233763]; and [File No. 333-232448]; Forms S-8 [File No. 333-284979]; [File No. 333-280189]; [File No. 333-276335]; [File No. 333-261282]; [File No. 333-256831]; [File No. 333-237659]; [File No. 333-234458]; [File No. 333-230965]; [File No. 333-229374]; [File No. 333-224506]; [File No. 333-216295]; and [File No. 333-195655] of our report dated April 15, 2026, with respect to the consolidated financial statements of XTI Aerospace, Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ CBIZ CPAs P.C.

New York, NY

April 15, 2026